                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)*

                                SIPEX Corporation
              ----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
              ----------------------------------------------------
                         (Title of Class of Securities)

                                   829909 10 0
                        --------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              -------------------------
CUSIP NO.  829909 10 0               13G                   Page 2 of 6 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Tractebel, S.A.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Brussels, Belgium

--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER
                          1,392,272 shares

    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY           -0- shares
     OWNED BY
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON              1,392,272 shares
       WITH
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER
                          -0- shares

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,392,272 shares

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [ ]

        N/A

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.86%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------





                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 Pages

-------------------------                              -------------------------
CUSIP NO.  829909 10 0               13G                   Page 3 of 6 Pages
-------------------------                              -------------------------



Item 1(a).      Name of Issuer:
                --------------

                SIPEX Corporation


Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------

                22 Linnell Circle
                Billerica, Massachusetts 10821


Item 2(a).      Name of Person Filing:
                ---------------------

                Tractebel S.A.


Item 2(b).      Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------

                Place du Trone 1
                Brussels, Belgium 1000


Item 2(c).      Citizenship or Place of Organization:
                ------------------------------------

                Belgium Corporation


Item 2(d).      Title of Class of Securities:
                ----------------------------

                Common Stock, $.01 par value per share.


Item 2(e).      CUSIP Number:
                ------------

                829909 10 0


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                ---------------------------------------------------------


                (a)   [ ]     Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                (b)   [ ]     Bank as defined in Section 3(a)(6) of the Act.

                (c)   [ ]     Insurance Company as defined in Section 3(a)(19)
                              of the Act.




                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 6 Pages

-------------------------                              -------------------------
CUSIP NO.  829909 10 0               13G                   Page 4 of 6 Pages
-------------------------                              -------------------------


                (d)   [ ]     Investment Company registered under Section 8 of
                              the Investment Company Act of 1940.

                (e)   [ ]     Investment Adviser registered under Section 203
                              of the Investment Advisers Act of 1940.


                (f)   [ ]     Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g)   [ ]     Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G) of the Act.

                (h)   [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                              of the Act.

                Not applicable.

Item 4.         Ownership:
                ---------

                (a)     Amount Beneficially Owned: 1,392,272 shares


                (b)     Percent of Class: 7.86%

                        The foregoing percent was calculated based on 17,711,422 shares of Common Stock outstanding.

                (c)     Number of shares as to which such person has:

                        (i) Sole power to vote or direct the vote: 1,392,272 shares

                        (ii)    Shared power to vote or direct the vote: -0-

                        (iii) Sole power to dispose or direct the disposition of: 1,392,272 shares

                        (iv) Shared power to dispose or direct the disposition of: -0-

Item 5.         Ownership of Five Percent or Less of a Class:
                --------------------------------------------

                Not applicable.




                               Page 4 of 6 Pages

-------------------------                              -------------------------
CUSIP NO.  829909 10 0               13G                   Page 5 of 6 Pages
-------------------------                              -------------------------



Item 6.         Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:
                -------------------------------------------------------------


                Not applicable.


Item 8.         Identification and Classification of Members of the Group:
                ---------------------------------------------------------

                Not applicable


Item 9.         Notice of Dissolution of Group:
                ------------------------------

                Not applicable.


Item 10.        Certification:
                -------------

                Not applicable.



                               Page 5 of 6 Pages

-------------------------                              -------------------------
CUSIP NO.  829909 10 0               13G                   Page 6 of 6 Pages
-------------------------                              -------------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 29, 1998.


TRACTEBEL
Societe Anonyme


By: /s/ Ph. Soumoy
    ----------------------------
    Financial Manager



By: /s/ E. Van Innis
    ----------------------------
    Director













                               Page 6 of 6 Pages